EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR’S

We consent to the use in this Offering Statement pursuant to Regulation A on Form 1-A of our report dated May 14, 2020, relating to the consolidated financial statements of Chemesis International Inc. for the year ended June 30, 2019.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

July 17, 2020

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Regulation A Offering Statement (Form 1-A) of Chemesis International Inc. of our report dated November 6, 2018, relating to the consolidated financial statements of 1145411 BC Ltd. as at June 30, 2018 and for the period from incorporation on December 15, 2017 to June 30, 2018.

/s/ De Visser Gray LLP

CHARTERED PROFESSIONAL ACCOUNTS

Vancouver, Canada
July 17, 2020